EXHIBIT 99.2

InFocus® Corporation
Second Quarter 2007 – Financial Results Conference Call
July 31, 2007

Mark Perry, InFocus Corporation…

Good morning and welcome to the InFocus second quarter 2007 financial results conference call.  I am serving as the Interim Chief Financial Officer and have been with the Company since June 19, 2007.

As many of you know, the InFocus Board of Directors has engaged an executive search firm to conduct a search for a new Chief Executive Officer.  We have made progress in this area, but the search remains ongoing at this point.  Joe O’Sullivan is our acting Chief Operating Officer, and manages our day-to-day operational activities. I manage the fiduciary elements of the business, including investor relations, external communications and general and administrative functions.

With me today is David Stout, Senior Director of Finance.  David, who has been with the Company for over two years, does not have any prepared remarks, but may provide commentary during the question and answer session.  After completing my prepared remarks, I will open the call to your questions.

Safe Harbor Introduction…

During this call, we will discuss InFocus’ business outlook and provide forward-looking statements.  These forward-looking statements include expectations regarding:

•                  factors impacting anticipated revenues, gross profits, expenses, earnings, inventory levels and new product introductions;

•                  the availability of components and projectors manufactured for the Company;

•                  the anticipated actions and charges associated with reducing our cost structure; and

•                  the evaluation of strategic alternatives being conducted by our Board of Directors.

Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  A more complete listing of the risk factors that could cause actual results to differ from these forward-looking statements can be found in the Company’s periodic reports on Form 10-Q and 10-K.  The forward-looking statements contained in this conference call speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this conference call.  In addition, if during this call we use any non-GAAP financial measure as defined by the SEC in Reg G, you will find on our website  the required reconciliation to the most directly comparable GAAP financial measure.

I’ll now walk you through the financial results for the second quarter.

Financial Summary....

Revenues for the second quarter were $73.6 million, gross profits were 16.3% of revenue, and pro forma operating expenses were $18.1 million, resulting in a pro forma operating loss of $6.1 million.  In addition, we recorded a restructuring charge of $2.1 million related to estimated employee severance costs.  Total cash and marketable securities were $67.3 million as of June 30, 2007, down $10.8 million from the March quarter.

Operating Expenses incurred, using  Generally Accepted Accounting Principals (GAAP), were $20.2 million and the GAAP operating loss was $8.2 million for the second quarter.  The GAAP net loss for the second quarter was $7.8 million, or $0.20 per share.

Detailed Second Quarter 2007 Financial Results....

Now let’s take a more detailed look at the P&L:

Revenues for the quarter were $73.6 million, down 5% compared to the first quarter and down 25% compared to the second quarter of 2006.  Total projectors sold in the quarter were 72,000 units, down from 91,000 units in the first quarter, a decrease of 21%.  The decrease in units for the quarter was predominantly driven by lower sales of end of life, entry-level meeting room and home products sold in the first quarter which did not reoccur to the same extent in the second quarter.  Average selling prices for the second quarter increased by 20% from the prior quarter across our product portfolio, due primarily to product mix improvements.

Americas’ revenues increased 4% from the first quarter of 2007 and were down 32% compared to the second quarter of 2006.  Unit sales in the Americas for the second quarter decreased 19% and 25% compared to the first quarter of 2007 and second quarter of 2006, respectively.  Channel inventory levels at the end of the second quarter in the Americas were about 4 weeks of inventory, down from 5 weeks at the end of March 2007.

Internationally, European revenues decreased 25% from the first quarter and were down 18% compared to the second quarter of 2006.  Revenues from Asia were down 9% compared to the first quarter and up 39% compared to the second quarter of 2006.  The quarter-to-quarter reduction in revenue can be attributed to seasonality within certain territories of the region.

Additional breakdowns of revenue and units for the second quarter of 2007 are as follows:

•                  The breakdown of revenue by projector product line in our commercial markets in the quarter was 67% meeting room, 22% mobile, and 11% integration and installation, compared to a 70% meeting room, 21% mobile, and 9% integration and installation in the first quarter.

•                  Home projector revenues accounted for 5% of total projector revenues in the second quarter, down from 10% for the first quarter and in line with our expectations as we shift more resource and focus to our meeting room and mobile segments.

Our worldwide projector revenue channel fulfillment splits for the second quarter were 74% from distributors, 18% from value-added resellers and OEMs, and 8% from retail.  This compares to 74% from distributors, 17% from value-added resellers and OEMs, and 9% from retail during the first quarter.

•                  The breakdown of revenue geographically in the second quarter was 67% Americas, 22% Europe, and 11% Asia Pacific, compared to 61% Americas, 27% Europe, and 12% Asia Pacific in the prior quarter.

•                  XGA projectors were 63% of unit shipments, while SVGA accounted for 37%, compared to a 64%/36% split in the prior quarter.

•                  DLP technology comprised 97% of unit shipments, while polysilicon accounted for 3%, compared to a 98%/2% split in the first quarter.

We ended the second quarter with a Backlog of $4.2 million, down from $6.6 million at the end of the first quarter. Typically, backlog is not necessarily indicative of total sales for any future period.

Gross profits were 16.3% in the second quarter, up from 10.9% in the first quarter.  The increase in gross profits was driven by a positive mix shift as well as higher price realization on a new generation of entry-level meeting room projectors.  This improvement was anticipated as we shifted fulfillment of our entry-level meeting room products away from the IN24 and IN26 products to the better performing and higher margin producing IN24+ and IN26+ products.

Operating expenses, excluding charges, were $18.1 million for the second quarter, down $1.1 million from first quarter of 2007 and down $5.4 million from the second quarter of 2006.  The reduction from the first quarter can be attributed continued focus on reducing the cost structure of the Company and lower costs associated with the evaluation of strategic alternatives, Sales and Marketing, Research and Development and General and Administrative expenses.

We recorded Restructuring Charges of $2.1 million during the second quarter primarily for estimated employee severance costs.

Now for a review of the balance sheet:

Cash and marketable securities at the end of the first quarter were $67.3 million.  Working capital performance dipped slightly during the quarter, with the majority of the cash reduction attributable to the net loss of $7.8 million.  Our existing line of credit with Wells Fargo Foothill remained untapped throughout the quarter.

Accounts receivable were $46.4 million at June 30, 2007, a decrease of $0.9 million from the end of the first quarter.  Day’s sales outstanding for the second quarter was 57 days, up 2 days compared to the prior quarter.

Total inventories decreased $2.7 million in the second quarter to $33.3 million.

Finished goods inventories are primarily made up of new projectors in our logistics centers, new projectors in-transit from our contract manufacturers, and new projectors held by certain retailers on consignment until sold. Finished goods inventories decreased approximately $2.1 million during the second quarter and account for approximately 71% of total inventories.  Service inventories are primarily made up of service parts held for warranty or customer repair activities, remanufactured projectors, replacement lamps, and other accessories such as screens, remotes and ceiling mounts.  Service inventories decreased approximately $0.6 million during the second quarter.

Consignment inventories with various retailers at the end of June, included as part of finished goods inventories, were approximately $3.8 million, up $0.5 million from the end of the first quarter.

Property, plant and equipment was $3.7 million at the end of the second quarter, a decrease of $0.7 million from the end of the first quarter.  Capital expenditures during the quarter were $0.8 million and depreciation and amortization expense was $1.5 million.

Strategic Alternatives....

Briefly I would like to touch on strategic alternatives. As we publicly announced in October 2006, we have been involved in an active process considering a variety of strategic options for the Company with the intention to increase shareholder value.  Our evaluation of various strategic alternatives continues at this time.  As we have stated previously, we do not intend to disclose any specific details regarding this evaluation unless and until the Company has entered into a definitive agreement for a transaction that has been approved by the Board of Directors, or the Board has determined to terminate the evaluation process.

I would now like to turn our attention to the operational initiatives we are undertaking to return the Company to profitability.

We continue to take the necessary steps to improve the operating performance of our core business and increase shareholder value.  Over the past four quarters we have reduced our quarterly operating expenses by approximately 23% and we continue to pursue further operating expense reductions.  These reductions will be made while simultaneously investing in sales, marketing and customer service initiatives.

In our last conference call, we discussed that our near-term focus would be on improving sales performance in the Americas.  We reorganized our sales and marketing organizations to increase efficiencies and customer responsiveness, and the results briefly described earlier in the financial summary demonstrate progress in this area.

Our return to profitability will be based on modest revenue growth and gross profit improvement.  We will continue to refine our cost structure, but are intently focused on changing the trajectory of the business to grow revenues.  To that end, we will concentrate on three connected dimensions: products, channels and regions.

From a product perspective, our growth initiatives will be focused on our core competencies in the meeting room and mobile product segments.  Our current product portfolio provides the most comprehensive product line up that we have offered in a number of years.  In June, we announced the IN10 ultra-mobile projector, a follow on product to our highly acclaimed LP70+ projector.  The IN10 is featured at 1800 lumens and weighs 2.4 pounds, and is about the size of an average paperback book.  We also launched a new wireless adaptor, InFocus Liteshow II, to improve the ease of use of our products.  Liteshow II is our second generation wireless device which allows for seamless streaming of content from a presenter’s computer to any projector with a VGA port.  These two products will be complemented throughout the second half of 2007 with new and innovative products, which will fuel our growth in these segments.  We will introduce several new models in the late Q3 and Q4 time frame targeted at our core segments of the meeting room and mobile categories.

Growth, from a channel dimension, is expected to come from our traditional commercial routes to market.  We continue to maintain a strong market share position with multiple distributors and direct resellers of our products, as well as a strong presence in office products retailers and a global network of dealers representing us in the marketplace.  We will continue to expand our coverage model, focusing on both the number of field sales personnel supporting our resellers as well as looking to broaden the network of reseller partners we use to fulfill end customer demand.

Regionally, we will continue a balanced focus on the three geographies we operate in. We believe that each region presents a unique growth opportunity within the varying dynamics of each geography.  While we will continue to serve each of the markets we are in today, the Company will continue to refine its focus and make investments in the areas that we believe will yield the largest and most profitable market opportunities.

Second Half 2007....

For the second half of 2007, we are focused on growing revenues, improving gross profits, reducing our cost structure and preserving cash.   We expect the following factors to influence revenues and gross profits as we continue through the second half of 2007:

1.                 Modest industry unit growth;

2.                 Continued aggressive price competition; and

3.                 Greater contribution to revenues and gross profits from our new products.

Summary....

In summary, we continue to actively drive improvements to our operating performance, with the objective of returning the Company to profitability.  We have a solid product portfolio, industry leading brand recognition, breadth and depth of channel relationships and increasing confidence that we are taking the appropriate actions to improve shareholder value.

Before I open the call to your questions, I would like to remind callers that the company is in a transition period, having had the CEO and CFO recently leave the Company.  I have been serving as interim CFO since June 29th and may not be able to answer all of your questions.  Please understand that I will err on the side of caution when considering my responses to your questions.  If I am uncertain of a specific answer to any question, I will state this in my response.

Thank you. I will now open the call to your questions.

About InFocus Corporation

InFocus® Corporation (NASDAQ:INFS) is the industry pioneer and worldwide leader in the projection market today. Over twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience, and we believe our product contributions set the standard for what a big picture experience should be like.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.  “DLP” is a trademark of Texas Instruments.

Q2’07

Earnings Release Q&A

#1:

Ian Gilson from Zacks Investment Research

Good morning

(Mr. Gilson)   I have a question regarding the (ah) respective technology groups within the projector market, primarily DLP and LCD.  Could you give us a rundown on the how that is playing out and if there is there any geographical dispersion (that is) particular and distinct with each type of technology?

(Mark Perry)   Well, you probably asked the wrong person that question, I apologize but I really don’t, I don’t think I could do that very well.

David do you know anything?

(David Stout)  Could you clarify the question please?

(Mr. Gilson)  Yea, I’m looking for the relative changes in market share between the DLP based projectors which have been a InFocus strength for many years and the LCD market which is used by a number of your competitors.

(David Stout)  -I think current share estimates are currently being compiled for the most recent quarter.  And so don’t think we have the most up to date information.  As you know, I think, the difference between DLP and LCD have both a regional element from a product mix as well as channel fulfillment and ended user difference.       And so we don’t traditionally segment our share by anything below the corporate level which Mark referenced the current split which have been relatively consistent  with the last 2 quarters

(Mr. Gilson)  Have you been basically gaining share of the Japanese producers or are you still biased away from Japan

(David Stout)  I apologize I’m not sure I understand your question;

(Mr. Gilson)  You mentioned a geographical differentiation which is the question I answered originally, I would like you to expand on that.

(Mark Perry)  I’m sorry I don’t think we are prepared to do that, you have 2 financial people handling this call, I’m just sorry I don’t have the answer to that.

#2  Question

Lionel Tom Eisenberg, with Open Road Partners

(Lionel)  Yes, hello thank you.  Where I come from we like financial people but we like you to answer the questions too.  Um can you give us anymore color on the Strategic process that has been going on for maybe six months now um and do you have interested parties that you are talking too, at reasonable prices either for the whole business or parts of it I mean are you optimistic that something will get done or is it sort of getting to the end and you and you are going to just go on business as usual cost cutting etc.

(Mark Perry)   Um we don’t comment on the Strategic Alternatives.  Processes on going , but we have decided as we have announce previously that we are not going to discuss it until we have a com to a conclusion on it.

(Lionel)   Okay then hypothetically what are some of the conclusions that you can come to or realistically what are some of the conclusions that you’re looking at?

(Mark Perry)   I’d rather not comment on it, we are going through the process we’ve decided it would be best not to comment and so that is what we are going to stay with.